Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2025, relating to the financial statements of Vicarious Surgical Inc. appearing in the Annual Report on Form 10-K of Vicarious Surgical Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 12, 2025